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THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA
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   EXECUTIVE OFFICE:            SERVICE OFFICE:                 HOME OFFICE
Venture Life Department        P.O. Box 9236 GMF            Wilmington, Delaware
 116 Huntington Avenue       Boston, MA 02205-9236
    Boston, MA 02116             1-800-600-3814


                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

   WE AGREE to pay the benefits of this Contract in accordance with its terms.

            THIS CONTRACT is issued in consideration of the Payments.


                             TEN DAY RIGHT TO REVIEW

THE CONTRACT OWNER MAY CANCEL THE CONTRACT BY RETURNING IT TO OUR SERVICE OFFICE OR AGENT AT ANY TIME WITHIN 10 DAYS AFTER RECEIPT OF THE CONTRACT. WITHIN 7 DAYS OF RECEIPT OF THE CONTRACT BY US, WE WILL REFUND THE PAYMENT MADE FOR THE CONTRACT.


     SIGNED FOR THE COMPANY at its Executive Office, Boston, Massachusetts,
                               on the Issue Date.



                Vice President                         President


                 Modified Single Payment Variable Life Insurance
                                Non-Participating


THE DEATH BENEFIT AND CONTRACT VALUE PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, AND MAY INCREASE OR DECREASE DAILY. THE CONTRACT VALUE IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                   SEE THE DEATH BENEFIT PROVISIONS ON PAGE 7.
            SEE DETAILS OF THE VARIABLE ACCOUNT PROVISIONS ON PAGE 7.

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INTRODUCTION

This is a modified single payment variable life insurance contract. The contract is designed to permit a large Initial Payment and, subject to certain conditions, additional Payments. The contract provides a death benefit. The death benefit may be paid in a lump sum or under an Annuity Option as described in the Payment of Contract Benefits provision.

During the Insured's life, the Contract provides that the Contract Value will accumulate on either a fixed or variable basis or a combination of both. The variable portion of the Contract will vary with the investment performance of an Owner's Variable Account. The fixed portion of the Contract will accumulate based on the interest rate credited by the Company.

You must allocate Payments among one or more Investment Options. The Investment Options are identified on the Contract Specifications Page.

TABLE OF CONTENTS
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Contract Specifications Page                                               Page

PART  1 - DEFINITIONS_______________________________________________________ 1

PART  2 - GENERAL PROVISIONS________________________________________________ 3

PART  3 - OWNERSHIP_________________________________________________________ 5

PART  4 - PAYMENTS, GRACE PERIOD AND REINSTATEMENT__________________________ 5

PART  5 - DEATH BENEFIT_____________________________________________________ 7

PART  6 - VARIABLE ACCOUNT PROVISIONS_______________________________________ 7

PART  7 - FIXED ACCOUNT PROVISIONS__________________________________________ 8

PART  8 - TRANSFERS_________________________________________________________ 8

PART  9 - CONTRACT VALUE____________________________________________________ 9

PART 10 - WITHDRAWAL BENEFIT________________________________________________ 9

PART 11 - LOAN BENEFIT_____________________________________________________ 11

PART 12 - FEES AND DEDUCTIONS______________________________________________ 12

PART 13 - PAYMENT OF CONTRACT BENEFITS_____________________________________ 13


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                          CONTRACT SPECIFICATIONS PAGE

CONTRACT DATE:         11/06/1997                 ISSUE DATE:         11/06/1997

INITIAL PAYMENT:     $ 100,000.00                 MATURITY DATE:      11/06/2027

FACE AMOUNT:         $ 291,563.00                 GOVERNING LAW:              DE



INITIAL INVESTMENT OPTION:      MONEY MARKET


ALLOCATION PERCENTAGES                     INITIAL INTEREST
(SEE REVERSE FOR ALL AVAILABLE OPTIONS)          RATE


VARIABLE INVESTMENT OPTIONS:

EQUITY                              100.00%











                                 ----------
TOTAL                               100.00%




INSURED:        BETSY DOE                    CONTRACT NUMBER:          000000099

AGE/SEX:        55/FEMALE                    OWNER:                    BETSY DOE

SMOKING         NONSMOKER
STATUS:

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RISK CLASS:     STANDARD


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                          AVAILABLE INVESTMENT OPTIONS


FIXED INVESTMENT OPTIONS

      1 Year Fixed



VARIABLE INVESTMENT OPTIONS

      Science & Technology                T. Rowe Price Associates, Inc.
      International Small Cap             Founders Asset Management, Inc.
      Emerging Growth                     Warburg, Pincus Counsellors, Inc.
      Pilgrim Baxter Growth               Pilgrim Baxter & Associates
      Small/Mid Cap                       Fred Alger Management, Inc.
      International Stock                 Rowe Price-Fleming International, Inc.
      Global Equity                       Morgan Stanley Asset Management Inc.
      Growth                              Founders Asset Management, Inc.
      Equity                              Fidelity Management Trust Company
      Blue Chip Growth                    T. Rowe Price Associates, Inc.
      Real Estate Securities              Manufacturers Adviser Corporation
      Value                               Miller Anderson & Sherrerd, LLP
      International Growth & Income       J.P. Morgan Investment Management Inc.
      Growth and Income                   Wellington Management Company, LLP
      Equity-Income                       T. Rowe Price Associates, Inc.
      Aggressive Asset Allocation         Fidelity Management Trust Company
      High Yield                          Miller Anderson & Sherrerd, LLP
      Moderate Asset Allocation           Fidelity Management Trust Company
      Conservative Asset Allocation       Fidelity Management Trust Company
      Strategic Bond                      Salomon Brothers Asset Management Inc.
      Global Government Bond              Oechsle International Advisors, L.P.
      Investment Quality Bond             Wellington Management Company, LLP
      U.S. Government Securities          Salomon Brothers Asset Management Inc.
      Money Market                        Manufacturers Adviser Corporation

      Lifestyle Portfolios:               Manufacturers Adviser Corporation
           Conservative 280
           Moderate 460
           Balanced 640
           Growth 820
           Aggressive 1000




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                    CONTRACT SPECIFICATIONS PAGE (CONTINUED)


FEES AND DEDUCTIONS

  Administration Charge:                          0.40% Annually (1)

  Distribution Charge (Contract Years 1-10):      0.25% Annually (1)

  Federal Tax Charge (Contract Years 1-10):       0.15% Annually (1)

  Premium Tax Charge (Contract Years 1-10):       0.25% Annually (1)

  Mortality and Expense Charge:                   0.90% Annually (2)

  Monthly Maintenance Fee:                        $2.50


(1) This charge is deducted monthly from the Investment Accounts on a pro rata basis. The monthly charge is equal to one-twelfth of this factor times the Contract Value.

(2) This charge is deducted monthly from the Investment Accounts on a pro rata basis. The monthly charge is equal to one-twelfth of this factor times the Investment Account Value of Variable Investment Options only.



TABLE OF WITHDRAWAL CHARGES

     Contract      Contingent Deferred       Unrecovered       Total Withdrawal
       Year             Sales Load       +     Premium     =        Charge
                                                 Tax
     --------      -------------------       -----------       ----------------
         1                6.75%                 2.25%                9.00%
         2                6.50%                 2.00%                8.50%
         3                6.25%                 1.75%                8.00%
         4                5.50%                 1.50%                7.00%
         5                4.75%                 1.25%                6.00%
         6                4.00%                 1.00%                5.00%
         7                3.25%                 0.75%                4.00%
         8                2.50%                 0.50%                3.00%
         9                1.75%                 0.25%                2.00%
        10+               0.00%                 0.00%                0.00%



INSURED:        BETSY DOE                    CONTRACT NUMBER:          000000099

AGE/SEX:        55/FEMALE                    OWNER:                    BETSY DOE

SMOKING STATUS: NONSMOKER

RISK CLASS:      STANDARD

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                       TABLE OF GUARANTEED RATES - FEMALE
               Guaranteed Maximum Monthly Cost of Insurance Rates
                         per $1000 of Net Amount at Risk


  Attained                                  Attained
     Age     Nonsmoker       Smoker            Age     Nonsmoker        Smoker
  ---------------------------------         ----------------------------------

     20        0.0842        0.0976            60        0.7388         1.0839
     21        0.0859        0.0992            61        0.8010         1.1632
     22        0.0867        0.1017            62        0.8784         1.2654
     23        0.0884        0.1042            63        0.9735         1.3897
     24        0.0900        0.1067            64        1.0806         1.5286

     25        0.0917        0.1092            65        1.1962         1.6754
     26        0.0942        0.1134            66        1.3162         1.8249
     27        0.0959        0.1167            67        1.4388         1.9695
     28        0.0984        0.1209            68        1.5659         2.1161
     29        0.1017        0.1259            69        1.7076         2.2758

     30        0.1042        0.1318            70        1.8742         2.4648
     31        0.1076        0.1368            71        2.0777         2.7049
     32        0.1109        0.1426            72        2.3279         2.9998
     33        0.1151        0.1501            73        2.6285         3.3519
     34        0.1201        0.1585            74        2.9757         3.7549

     35        0.1259        0.1677            75        3.3649         4.1972
     36        0.1343        0.1818            76        3.7879         4.6698
     37        0.1443        0.1986            77        4.2435         5.1659
     38        0.1551        0.2178            78        4.7391         5.6933
     39        0.1668        0.2386            79        5.2913         6.2710

     40        0.1810        0.2637            80        5.9234         6.9226
     41        0.1960        0.2905            81        6.6558         7.6677
     42        0.2111        0.3172            82        7.5074         8.5225
     43        0.2261        0.3440            83        8.4777         9.5196
     44        0.2412        0.3708            84        9.5594        10.6131

     45        0.2579        0.3992            85       10.7444        11.7893
     46        0.2754        0.4285            86       12.0280        13.0418
     47        0.2946        0.4587            87       13.4123        14.3609
     48        0.3147        0.4913            88       14.9028        15.7562
     49        0.3373        0.5274            89       16.5166        17.2301

     50        0.3624        0.5659            90       18.2733        18.8930
     51        0.3900        0.6070            91       20.2227        20.7186
     52        0.4218        0.6540            92       22.4528        22.7883
     53        0.4570        0.7061            93       25.1486        25.2821
     54        0.4930        0.7590            94       28.7360        28.7360

     55        0.5316        0.8136            95       34.1581        34.1581
     56        0.5701        0.8675            96       43.5428        43.5428
     57        0.6079        0.9180            97       62.1940        62.1940
     58        0.6456        0.9676            98       83.3333        83.3333
     59        0.6884        1.0207            99       83.3333        83.3333



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PART 1                     DEFINITIONS
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WE AND YOU                "We", "us", and "our" means The Manufacturers Life
                           Insurance Company of North America. "You" or "your" means the Owner of this Contract.

AGE The age at the Insured's last birthday on the Contract Date. If the Insured is more than one person, Age is the Joint Equivalent Age specified on the Contract Specifications Page. Attained age is Age plus the number of complete Contract Years.

ALLOCATION PERCENTAGES     The portion of a Payment to be invested in each
                           Investment Option. You may change the Allocation
                           Percentages at any time, without charge, by giving us written notice.

ANNUITY OPTION             The method selected by you for annuity payments made
                           by us.

BENEFICIARY                The person, persons, or entity to whom the Proceeds
                           are payable following the Insured's death.

CASH VALUE                 The Contract Value less any applicable withdrawal
                           charge.

CONTINGENT BENEFICIARY     The person, persons or entity who becomes the
                           Beneficiary if the Beneficiary is not alive.

CONTRACT ANNIVERSARY       The anniversary of the Contract Date.

CONTRACT DATE              The date from which Contract Anniversary, Contract
                           Year and Monthly Anniversary Day are determined. The
                           Contract Date is specified on the Contract
                           Specifications Page.

CONTRACT VALUE             The total of the Investment Account Values and, if
                           applicable, any amount in the Loan Account attributable to the Contract.

CONTRACT YEAR              The period of twelve consecutive months beginning on
                           the Contract Date or any anniversary thereafter.

DEBT Any amounts in the Loan Account attributable to the Contract plus any accrued loan interest.

FACE AMOUNT                The minimum death benefit provided by this Contract.
                           The initial Face Amount is shown on the Contract
                           Specifications Page. The Face Amount may be reduced in accordance with the terms of the Withdrawal
                           Benefit provision. The Face Amount may be increased as the result of additional Payments.

GENERAL ACCOUNT            All the assets of The Manufacturers Life Insurance
                           Company of North America other than assets in separate accounts.

INFORCE The Contract is in effect, beginning on the later of the Issue Date or receipt of the Initial Payment, until terminated as described in the Termination provision of Part 2, General Provisions.

INSURED The person or persons whose life is covered by this Contract as specified on the Contract Specifications Page. If more than one person is so named, all provisions of the Contract which are based on the death of the "Insured" will be based on the date of death of the last survivor of the persons so named.

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INVESTMENT ACCOUNT         An account established by us which represents your
                           interest in an Investment Option.

INVESTMENT ACCOUNT VALUE   The value of your investment in an Investment
                           Account.

INVESTMENT OPTIONS         The Investment Options can be either fixed or
                           variable. The Investment Options available under this Contract are shown on the Contract Specifications
                           Page and application. We reserve the right to limit the number of Investment Options to which an Owner may allocate Contract Value.

ISSUE DATE                 The date your application is approved and this
                           contract is issued as specified on the Contract
                           Specifications Page.

LOAN ACCOUNT               Assets held in our General Account as collateral for
                           contract loans.

MATURITY DATE              The date on which Proceeds are payable if the Insured
                           is living and the Contract has not been surrendered for payment of its Surrender Value. The Maturity Date is shown on the Contract Specifications Page.

MONTHLY ANNIVERSARY DAY    The same day each month as the Contract Date. If
                           there is no Monthly Anniversary Day in a calendar month, the Monthly Anniversary Day will be the last day of the current calendar month.

OWNER OR CONTRACT OWNER    The person, persons or entity entitled to the
                           ownership rights under this Contract. The Owner is as designated on the Contract Specifications Page and application, unless changed.

PAYMENT An amount paid to us by you as consideration for the benefits provided by the Contract.

PORTFOLIO OR TRUST         A separate portfolio of Manufacturers Investment
PORTFOLIO                  Trust, a mutual fund in which the Variable Account
                           invests, or any successor mutual fund.

PROCEEDS Upon death of the Insured prior to the Maturity Date, Proceeds will be the death benefit less any Debt. Upon surrender of the Contract or on the Maturity Date, Proceeds will be the Surrender Value.

SEPARATE ACCOUNT           A segregated account of The Manufacturers Life
                           Insurance Company of North America that is not commingled with our general assets and obligations.

SERVICE OFFICE             Any office designated by us for the receipt of the
                           Payment and processing of Contract Owner requests.

SUB-ACCOUNT(S)             One or more of the Sub-Accounts of the Variable
                           Account. Each Sub-Account is invested in shares of a different Trust Portfolio.

SURRENDER VALUE            The Cash Value less any Debt.

UNLIQUIDATED PAYMENT       The Payment less the portion of the Payment
                           liquidated, if any, due to partial withdrawals.

VALUATION DATE             Any date on which the New York Stock Exchange is open
                           for business and the net asset value of a Trust
                           Portfolio is determined.

VALUATION PERIOD           Any period from one Valuation Date to the next,
                           measured from the time on each such date that the net asset value of each Portfolio is determined.

VARIABLE ACCOUNT           The Manufacturers Life Insurance Company Separate
                           Account B, which is a separate account of The
                           Manufacturers Life Insurance Company of North
                           America.

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PART 2                     GENERAL PROVISIONS
--------------------------------------------------------------------------------

ENTIRE CONTRACT            The entire contract consists of this Contract, any
                           Contract endorsements, and a copy of the application and any amendments thereof. Only our President, Vice-President or Secretary may agree to change or waive any provisions of the Contract. The change or waiver must be in writing.

                           We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency. This contract is intended to qualify for treatment as a life insurance contract under Section 7702 of the Internal Revenue Code as it now exists or may later be amended. We reserve the right to endorse this contract to maintain its qualification for treatment as a life insurance contract under the Internal Revenue Code.

BASIS OF COMPUTATION       Minimum benefits and values are computed on the basis
                           of the Commissioner's 1980 Standard Ordinary
                           Mortality Table, age last birthday. The benefits and values available under this Contract are not less than the minimum required by any statute of the state in which the Contract is issued. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which the Contract is issued, if required by law.

INCONTESTABILITY           In issuing this Contract, we have relied upon the
                           application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the Contract or to deny a claim unless that statement is part of the application or any amendments thereof.

                           With regard to the life of each Insured, this Contract shall be incontestable after it has been Inforce during the lifetime of the Insured for two years from the Issue Date.

                           Any increase in the Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been Inforce, during the Insured's lifetime, for two years from the effective date of the increase.

SUICIDE If any Insured commits suicide, while sane or insane, within two years of the Issue Date, we will return Payments made, less any Debt, and less any partial withdrawals.

                           If any Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount for which evidence of insurability was established, we will return the additional Payment which increased the Face Amount.

ASSIGNMENT                 While the Insured is alive, you may assign this
                           Contract. No assignment will be binding on us unless it is written in a form acceptable to us and received at our Service Office. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable
                           Beneficiary. We will not be responsible for the validity of any assignment.

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CLAIMS OF CREDITORS        To the extent permitted by law, no benefits payable
                           under this Contract will be subject to the claims of your or the Beneficiary's creditors.

MISSTATEMENT OF AGE OR     If the age and/or sex of any Insured has been
SEX                        misstated, the Proceeds will be those which the
                           Payments would have provided for the correct age and sex.

ADDITION, DELETION OR      We reserve the right, subject to compliance with
SUBSTITUTION OF            applicable law, to make additions to, deletions from,
INVESTMENT                 or substitutions for the Portfolio shares that are
OPTIONS                    held by the Variable Account or that the Variable
                           Account may purchase. We reserve the right to eliminate the shares of any of the eligible
                           Portfolios and to substitute shares of another
                           Portfolio of the Trust, or of another open-end registered investment company, if the shares of any eligible Portfolio are no longer available for investment, or if in our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-Account without notice to you and prior approval of the Securities and Exchange
                           Commission to the extent required by the Investment
                           Company Act of 1940. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between shares of another open-end investment company.

                           We reserve the right, subject to compliance with applicable law, to establish additional Sub-Accounts which would invest in shares of a new Portfolio of the Trust or in shares of another open-end investment company. We also reserve the right, subject to compliance with applicable law, to eliminate existing Sub-Accounts, to combine Sub-Accounts or to transfer assets in a Sub-Account to another Separate Account established by us or an affiliated company. In the event of any such substitutions or changes, we may, by appropriate endorsement, make such changes in this and other Contracts as may be necessary or appropriate to reflect such substitutions or changes. If deemed by us to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

BENEFICIARY                The Beneficiary is as designated in the application,
                           unless changed. If no such Beneficiary is living, the Beneficiary is the "Contingent Beneficiary". If no
                           Beneficiary or Contingent Beneficiary is living, the Beneficiary is the Owner or the Owner's estate.

EXCHANGE PROVISION         You have the right to exchange this Contract for a
                           life insurance contract that provides for benefits that do not vary with the investment return of the Sub-Accounts. This is done by transferring, without charge, the entire Contract Value to the fixed
                           Investment Option.

NON-PARTICIPATING          Your Contract is non-participating and will not share
                           in our profits or surplus earnings. We will pay no dividends on your Contract.

ANNUAL REPORT TO OWNER     At least once each year we will send you a report
                           containing information required by the Investment
                           Company Act of 1940 and applicable state law.

INSULATION                 The portion of the assets of the Variable Account
                           equal to the reserves and other contract liabilities with respect to such account are not chargeable with liabilities arising out of any other business we may conduct. Moreover, the income, gains and losses, realized or unrealized, from assets allocated to the

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                           Variable Account shall be credited to or charged
                           against such account without regard to our other income, gains or losses.

CURRENCY AND PLACE OF      All payments made to or by us shall be made in the
PAYMENTS                   lawful currency of the United States of America at
                           our Service Office or elsewhere if we consent.

NOTICES AND ELECTIONS      To be effective, all notices and elections you make
                           under this Contract must be in writing, signed by you and received by us at our Service Office. Unless otherwise provided in this Contract, all notices, requests and elections will be effective when received by us, complete with all necessary information and your signature, at our Service
                           Office.

GOVERNING LAW              This Contract will be governed by the laws of the
                           jurisdiction indicated on the Contract Specifications
                           Page.

TERMINATION                This Contract will terminate on the earliest of the
                           following:

                           (a) the date you surrender the Contract; or

                           (b) the Maturity Date of the Contract; or

                           (c) the end of the grace period as described in Part 4, Payments, Grace Period and Reinstatement; or

                           (d) the death of the Insured.

EXTENDED MATURITY OPTION   If the Insured is living on the Maturity Date, you
                           may elect to continue this contract. We must receive written notice of such election prior to the Maturity
                           Date. If the Extended Maturity Option is elected, on the Maturity Date the entire Contract Value will be transferred to the fixed Investment Option and no further cost of insurance charges will be incurred.
                           Proceeds will be equal to the Surrender Value.


PART 3                     OWNERSHIP
--------------------------------------------------------------------------------

GENERAL The Owner of this Contract shall be the person, persons, or entity designated on the Contract Specifications Page and application or the latest change filed with us.

CHANGE OF OWNER,           While the Insured is alive, and subject to the rights
BENEFICIARY                of an irrevocable Beneficiary, you may change the
                           Owner or Beneficiary by written request in a form acceptable to us and which is received at our Service
                           Office. You need not send us the Contract unless we request it. Any change must be approved by us. If approved, any change in Beneficiary will take effect on the date you signed the request. If approved, any change in Owner will take effect on the date we received the request at our Service Office. We will not be liable for any payments or actions we take before the change is approved.


PART 4                     PAYMENTS, GRACE PERIOD AND
                           REINSTATEMENT
--------------------------------------------------------------------------------

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GENERAL                    All Payments under this Contract are payable at our
                           Service Office or such other place as we may designate. The minimum Initial Payment is $10,000. Additional Payments may be made at any time and in any amount necessary to avoid termination of the Contract. Other additional Payments may be made at any time after the first Contract Anniversary, subject to the following conditions:

                           (a) Each additional Payment must be at least $1,000,

                           (b) Only one Payment may be made in any Contract
                           Year,

                           (c) The Insured's attained age must be less than 81, and

                           (d) If the additional Payment is in excess of the Guaranteed Additional Payment, we must receive satisfactory proof of the insurability of the Insured before we will accept the additional Payment.

                           An additional Payment may result in an increase in the Face Amount. If the additional Payment, plus the sum of all previous Payments, would exceed the Guideline Premium Limitation established by Federal tax law, we will increase the Face Amount by an amount sufficient to bring the Contract into compliance with the Guideline Premium Limitation.

GUARANTEED ADDITIONAL      The Guaranteed Additional Payment is equal to the
PAYMENT                    lesser of:

                           (1) $5,000, or

                           (2) a percentage of the Initial Payment. The percentage is equal to 5% for attained ages 40-70, 0% for ages 20-39 and 71-80.

ALLOCATION OF PAYMENT      We will allocate the Initial Payment to the Initial
                           Investment Option indicated on the Contract
                           Specifications Page. The Contract Value will then be allocated in accordance with the Allocation
                           Percentages shown on the Contract Specifications Page on the later of (a) 15 days after the Issue Date, or
                           (b) the date the Initial Payment is received at the Service Office.

                           Additional payments will be allocated among Investment Options in accordance with the current Allocation Percentages as of the date the Payment is received at the Service Office. You may change the Allocation Percentages at any time, without charge, by giving us written notice.

GRACE PERIOD               This Contract will terminate 61 days after a Monthly
                           Anniversary Day on which the Surrender Value is less than zero. The 61 day period is a Grace Period. If sufficient payment is not made by the end of the Grace Period, the Contract will terminate without value. We will mail the Owner and any assignee written notice of the amount of payment that will be required to continue this Contract Inforce at least
                           61 days before the end of the Grace Period. The payment required will be no greater than the amount required to pay the monthly deduction for three months as of the day the Grace Period began. If that payment is not paid by the end of the Grace Period, this Contract will terminate without value.

REINSTATEMENT              During the Insured's life, this Contract may be
                           reinstated within two years from the end of the Grace
                           Period, unless it was surrendered for payment of its Surrender Value. To reinstate, we must receive satisfactory proof of the insurability of the Insured, any Debt must be repaid or reinstated, and we must receive an amount at least equal to:

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

                           (a) payment to cover all monthly deductions that are due and unpaid during the Grace Period, plus

                           (b) payment to cover three months of the guaranteed maximum cost of insurance charges described in the Cost of Insurance provision of Part 12, Fees and Deductions, as of the date of reinstatement.

                           The Contract Value on the reinstated date will reflect:

                           (a) the Contract Value at the time of termination;
                           plus

                           (b) Payments made at the time of reinstatement.


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

PART 5                     DEATH BENEFIT
--------------------------------------------------------------------------------

GENERAL While the Contract is Inforce, we will pay the Proceeds to the Beneficiary after receipt of all required claim forms and proof of death of the Insured.

DEATH BENEFIT              The Death Benefit will be determined on the date We
                           receive "proof of death" of the Insured and the Death
                           Benefit will be the greater of:

                           (a) the Face Amount; or

                           (b) the Contract Value times the Death Benefit Factor from the following table.

                                         Death                   Death                   Death
                           Attained     Benefit    Attained     Benefit     Attained    Benefit
                              Age       Factor       Age        Factor         Age      Factor
                           --------     -------    --------     -------     --------    -------
                             40 or                    54          157%         69        116%
                            younger      250%         55          150%         70        115%
                              41         243%         56          146%         71        113%
                              42         236%         57          142%         72        111%
                              43         229%         58          138%         73        109%
                              44         222%         59          134%         74        107%
                              45         215%         60          130%         75        105%
                              46         209%         61          128%       through
                              47         203%         62          126%         90        105%
                              48         197%         63          124%         91        104%
                              49         191%         64          122%         92        103%
                              50         185%         65          120%         93        102%
                              51         178%         66          119%         94        101%
                              52         171%         67          118%       through
                              53         164%         68          117%         99        101%


PROOF OF DEATH             Proof of death is required upon the death of the
                           Insured. Proof of death is one of the following received at the Service Office:

                           (a) A certified copy of a death certificate.

                           (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

                           (c) Any other proof satisfactory to us.


PART 6                     VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT         We will establish a separate Investment Account for
                           you for each Investment Option to which you allocate amounts. The Investment Account for a variable
                           Investment Option represents your interest in that Investment Option.

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INVESTMENT ACCOUNT VALUE   The Investment Account Value of an Investment Account
                           for a Variable Investment Option may increase or decrease daily depending on the "net investment experience" for a Sub-Account. The Investment Account Value reflects Payments, amounts transferred to the Investment Account, the net investment experience of the Sub-Account, and any withdrawals, loans, transfers or charges taken from the Investment Account.

NET INVESTMENT EXPERIENCE  The net investment experience for an Investment
                           Account for a variable Investment Option is the investment performance of the underlying Trust Portfolio of a Sub-Account from one Valuation Period to the next. The net investment experience for any Valuation Period is determined by dividing (a) by (b) where:

                           (a) is the net result of:

                                (1) the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the current Valuation Period, plus

                                (2) The per share amount of any dividend or capital gain distributions made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, and

                           (b) is the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the immediately preceding Valuation Period.


PART 7                     FIXED ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT         We will establish an Investment Account for you when
                           you allocate amounts to the fixed Investment Option.
                           Amounts invested in this Investment Account will earn interest at the guaranteed rate in effect on the date the amounts are allocated until the next Contract
                           Anniversary.

                           We will determine the guaranteed rate from time to time for new allocations, but in no event will the minimum guaranteed rate for the fixed Investment Account be less than 3%.

RENEWALS The renewal amount is the Investment Account Value at the end of a particular Contract Year. The renewal amount will be automatically renewed in the fixed Investment Option at the guaranteed rate then in effect, unless you specify otherwise. The renewal amount will earn interest at this guaranteed rate until the next Contract Anniversary.

INVESTMENT ACCOUNT VALUE   The amount in the fixed Investment Account will
                           accumulate at a rate of interest determined by us and in effect on the date the amount is allocated to the In vestment Account. The Investment Account Value is the accumulated value of the amount invested in the Investment Account reduced by any withdrawals, loans, transfers or charges taken from the Investment
                           Account.


PART 8                     TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS                  While the Insured is alive, you may transfer amounts
                           among Investment Accounts of the Contract; however, amounts may only be transferred from the

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

                           fixed Investment Account within 30 days of the Contract Anniversary. There is no transaction charge for transfers. Amounts will be canceled from the Investment Account from which amounts are transferred and credited to the Investment Account to which amounts are transferred. We will effect such transfers so that the Contract Value on the date of transfer will not be affected by the transfer. We reserve the right to limit, upon notice, the maximum number of transfers you may make per Contract Year to one per month or six at any time within a Contract Year. We also may limit the number of Investment Options to which you may allocate Contract Value.

                           You must transfer at least $300 or, if less, the entire amount in the Investment Account each time you make a transfer. If, after the transfer, the amount remaining in the Investment Account from which the transfer is made is less than $100, then we will transfer the entire amount instead of the requested amount.

                           We reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Trust Portfolios. In addition, in accordance with applicable law, the Company reserves the right to modify or terminate the transfer privilege at any time.


PART 9                     CONTRACT VALUE
--------------------------------------------------------------------------------

GENERAL Your Contract Value is equal to the total of the Investment Account Values and, if applicable, any amount in the Loan Account attributable to the Contract.

MONTHLY DEDUCTION          On every Monthly Anniversary Day, we will deduct each
                           of the charges (a) through (g) from the Investment
                           Accounts as of the end of the Valuation Period, where:

                           (a) is the Administration Charge;

                           (b) is the Distribution Charge;

                           (c) is the Federal Tax Charge;

                           (d) is the Premium Tax Charge;

                           (e) is the Mortality and Expense Charge;

                           (f) is the Cost of Insurance Charge; and

                           (g) is the Monthly Maintenance Fee, if any.

                           The monthly deduction will be taken from the Investment Accounts on a pro rata basis. These charges are described in more detail in Part 12, Fees and Deductions.


PART 10                    WITHDRAWAL BENEFIT
--------------------------------------------------------------------------------

PAYMENT OF WITHDRAWALS     While the Insured is alive, you may withdraw part or
                           all of the Contract Value by sending us a written request. We will pay all withdrawals within seven days of receipt at the Service Office subject to postponement in certain circumstances,

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

                           as specified below.

IMPACT ON FACE AMOUNT      A withdrawal will reduce the Face Amount. The reduced
                           Face Amount will be equal to (a) times (b), where:

                           (a) equals the Face Amount prior to withdrawal,

                           (b) equals the Contract Value after withdrawal, divided by the Contract Value prior to withdrawal.

SUSPENSION OF PAYMENTS     We may defer the right of withdrawal, or postpone the
                           date of payment, from the variable Investment
                           Accounts for any period when: (1) the New York Stock
                           Exchange is closed (other than customary weekend and holiday closing); (2) trading on the New York Stock
                           Exchange is restricted; (3) an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or (4) the Securities and Exchange Commission, by order, so permits for the protection of security holders;
                           provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.

                           We may defer the right of withdrawal from the fixed Investment Accounts for not more than six months from the day we receive written request and the Contract, if required. If such payments are deferred 30 days or more, the amount deferred will earn interest at a rate not less than 3% per year.

TOTAL WITHDRAWAL           Upon receipt of your request to withdraw all of your
                           Contract Value, we will terminate the Contract and pay you the Surrender Value.

PARTIAL WITHDRAWAL         If you are withdrawing part of the Contract Value,
                           you should specify the amount to be withdrawn from each Investment Option of the Contract. If you do not specify, the requested amount will be withdrawn from the Investment Accounts on a pro rata basis.

                           We will deduct the Withdrawal Charge, if applicable, from the Contract Value remaining after payment of the requested amount.

WITHDRAWAL CHARGE          If a withdrawal is made from the Contract before the
                           end of the ninth Contract Year, a Withdrawal Charge may be assessed. The Withdrawal Charge consists of two components; a Contingent Deferred Sales Charge and an Unrecovered Premium Tax Charge. The amount of the Withdrawal Charge and when it is assessed is discussed below:

                           (1) The free withdrawal amount is the greater of (a) or (b) below, however, it

                                (a) is the excess of the Contract Value on the date of withdrawal over the Unliquidated Payments, or

                                (b) is the excess of (i) over (ii), where:

                                    (i)  equals 10% of total Payments,

                                    (ii) equals 100% of all prior partial
                                withdrawals in that Contract Year.

                                The free withdrawal amount may be withdrawn free of a Withdrawal Charge.

                           (2) If a withdrawal is made for an amount greater than the free withdrawal amount, all or part of total Payments will be liquidated.

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

                           (3) A Withdrawal Charge will be assessed against the portion of the Payments liquidated. The Withdrawal Charge is determined by multiplying the amount of the Payments being liquidated by the applicable Withdrawal Charge Percentage shown on the Contract Specifications Page.

                           (4) The Withdrawal Charge is deducted from the Contract Value remaining after you are paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an Investment Account may not exceed the value of that Investment Account less any applicable Withdrawal Charge.

                           (5) In no event will the aggregate Withdrawal Charge be greater than 9% of the Payments made.

FREQUENCY AND AMOUNT OF    You may make as many partial withdrawals as you wish.
PARTIAL WITHDRAWAL         Any withdrawal from an Investment Account of the
                           Contract must be at least $300 or the entire balance of the Investment Account, if less. If after the withdrawal, the amount remaining in the Investment
                           Account is less than $100, then we will consider the withdrawal request to be a request for withdrawal of the entire amount held in the Investment Account. If a partial withdrawal would reduce the Contract Value to less than $300, then we will treat the partial withdrawal request as a total withdrawal of the Contract Value.


PART 11                    LOAN BENEFIT
--------------------------------------------------------------------------------

GENERAL While this Contract is Inforce, you may borrow money using the Contract as sole security for the loan. We will usually make a loan within seven days after we receive the request, subject to the Suspension of Payments provision as set forth in Part 10.

MAXIMUM LOAN               The maximum loan amount is 90% of the Cash Value. You
                           may borrow an amount up to the maximum loan amount less any existing Debt.

MINIMUM LOAN               A loan request must be for at least $1,000.

EFFECT OF LOAN             When a loan is made, an amount equal to the amount of
                           the loan is transferred to the Loan Account. You should specify the amount to be transferred from each Investment Option of the Contract. If you do not specify, the requested amount will be transferred from the Investment Accounts on a pro rata basis.

                           Since the amount of a loan is removed from the Investment Accounts, a loan will have a permanent effect on the Death Benefit and Contract Value. The longer the loan is outstanding, the greater the effect is likely to be. Depending on the investment results of the Variable Account or fixed Investment Account while the loan is outstanding, the effect could be favorable or unfavorable.

LOAN INTEREST              We will charge interest of 6% per year on loans.
                           Interest will be payable in arrears on each Contract
                           Anniversary. Any interest not paid when due will be added to the Debt and bear interest in the same manner. Except for the target loan amount described below, the Loan Account will be credited interest at the rate of 4% per year.

TARGET LOAN AMOUNT         The target loan amount is equal to the greater of:

                           (a) the excess of the Contract Value over the Unliquidated Payments, or

                           (b) 10% of total Payments.

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
                           The amount of the Loan Account that is less than or equal to the target loan amount will be credited interest at the rate of 6% per year, unless a lower rate becomes necessary in order to maintain the tax status of the Contract. The portion of the Loan Account that qualifies as target loan amount is determined on the Contract Date and each Monthly Anniversary Day.

REPAYMENT                  You may repay any Debt in whole or in part while the
                           Contract is Inforce. An amount equal to the amount of the loan repayment will be transferred from the Loan
                           Account and allocated among the Investment Accounts in the same percentage as additional Payments are allocated, unless you request otherwise.

TERMINATION                If, on any date, the Debt exceeds the Cash Value, the
                           Contract will be in default. We will send notice of default to you, and any assignee of record at our Service Office, and tell you what payment is necessary to continue your coverage under this Contract. A 61-day grace period will begin on the day we mail notice that the contract is in default. If such payment is not paid within the grace period, all coverage under this Contract will terminate without value.


PART 12                    FEES AND DEDUCTIONS
--------------------------------------------------------------------------------

GENERAL Each Monthly Anniversary Day charges for administration, distribution, federal tax, premium tax, mortality and expense risk, and cost of insurance are determined as of that Valuation Date. If the Monthly Anniversary Day is not a Valuation Date, the immediately following Valuation Date will be used.

ADMINISTRATION CHARGE      The Administration Charge compensates us for the cost
                           of providing administrative services attributable to this Contract. This charge is based on Contract Value and is deducted at a maximum annual rate of 0.40%.

DISTRIBUTION CHARGE        The Distribution Charge compensates us for
                           distribution expenses. This charge is based on Contract Value and is deducted at a maximum annual rate of 0.25% for the first ten Contract Years.

FEDERAL TAX CHARGE         The Federal Tax Charge compensates us for federal
                           taxes imposed under Section 848 of the Internal
                           Revenue Code. This charge is based on Contract Value and is deducted at a maximum annual rate of 0.15% for the first ten Contract Years.

PREMIUM TAX CHARGE         The Premium Tax Charge compensates us for state
                           premium taxes incurred. This charge is based on Contract Value and is deducted at a maximum annual rate of 0.25% for the first ten Contract Years. If you withdraw all of your Contract Value before the end of the ninth Contract Year, any premium tax due and unpaid will be deducted from your Contract Value.

MORTALITY AND EXPENSE      The Mortality and Expense Charge compensates us for
CHARGE                     assuming mortality and expense risks. This charge is
                           based on the Investment Account Value of Variable
                           Investment Options only, and is deducted at a maximum annual rate of 0.90%. The mortality risk assumed by us is the risk that the cost of providing the death benefit under this Contract will exceed the maximum guaranteed Cost Of Insurance Charge. The expense risk assumed by us is the risk that the cost of providing administrative services for these contracts will exceed the Administration Charge.

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

COST OF INSURANCE CHARGE   The Cost of Insurance Charge compensates us for the
                           cost of providing a death benefit in excess of the Contract Value for this Contract, and is deducted monthly. We guarantee that the amount of this charge will not exceed the guaranteed maximum monthly cost of insurance charge. The guaranteed maximum monthly cost of insurance charge for any contract month is equal to (a) times (b), where;

                           (a) is the guaranteed maximum monthly cost of insurance rate shown on the Contract Specifications Page, and

                           (b) is the net amount at risk and is equal to the excess of (i) over (ii), where;

                               (i) is the death benefit as of the Monthly
                           Anniversary Day, and

                               (ii) is the Contract Value as of Monthly
                           Anniversary Day, less the sum of the Administration Charge, Distribution Charge, Federal Tax Charge, Premium Tax Charge, Mortality and Expense Charge, and Monthly Maintenance Fee.

                           We may use monthly cost of insurance rates that are lower than the guaranteed maximum rates shown on the Contract Specifications Page. We may change the monthly cost of insurance rate from time to time based on our expectation as to future experience for mortality, expenses, taxes, or persistency. Any change in cost of insurance rates will apply to all individuals in the same rating class as the Insured. No change in cost of insurance rates or rating class will occur due to the deterioration of the Insured's health.

MONTHLY MAINTENANCE FEE    The Monthly Maintenance Fee, shown on the Contract
                           Specifications Page, will be deducted on each Monthly
                           Anniversary Day.

TAXES We reserve the right to charge certain taxes against your Payments (either at the time of payment or liquidation), Contract Value, or payment of Proceeds, as appropriate. Such taxes may include any premium taxes or other taxes levied by any government entity which we, in our sole discretion, determine have resulted from the establishment or maintenance of the Variable Account, or from the receipt by us of the Payments, or from the issuance of this Contract, or from the commencement or continuance of Annuity Option payments under this Contract.


PART 13                    PAYMENT OF CONTRACT BENEFITS
--------------------------------------------------------------------------------

GENERAL Proceeds payable under this Contract are payable either in a lump sum or in accordance with one or more of the Annuity Options described below.

                           The person named to receive payments under an option is called the payee and for joint and survivor annuities, the second person named is called the co-payee. An option may be chosen only if the amount to be applied for any payee is at least $2,000. Each periodic payment must be at least $25.

ALTERNATE ANNUITY OPTIONS  Instead of settlement in accordance with the Annuity
                           Options described below, you may choose an alternate form of settlement acceptable to us.

DESCRIPTION OF ANNUITY     Option 1: Life Annuity
OPTIONS
                           (a) Life Non-Refund. We will make payments during the lifetime of the payee. No payments are due after the death of the payee.

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

                           (b) Life 10-Year Certain. We will make payments for 10 years and after that during the lifetime of the payee. No payments are due after the death of the payee or, if later, the end of the 10-year period certain.

                           Option 2: Joint and Survivor Life Annuity

                           (a) Joint and Survivor Non-Refund. We will make payments during the joint lifetime of the payee and co-payee. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the last survivor of the payee and co-payee.

                           (b) Joint and Survivor with 10-Year Certain. We will make payments for 10 years and after that during the joint lifetime of the payee and co-payee. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the payee and co-payee or, if later, the end of the 10-year period certain.

ANNUITY PAYMENT RATES      The annuity payment rates on the attached tables
                           show, for each $1,000 applied, the dollar amount of the monthly fixed annuity payment, when this payment is based on the minimum guaranteed interest rate of 3% per year. The annuity payment rates for payments made on a less frequent basis (quarterly, semiannual or annual) will be quoted by us upon request.

                           The annuity payment rates are based on the 1983 Table A projected at Scale G with interest at the rate of 3% per annum and assume births in year 1942. The amount of each annuity payment will depend upon the sex and adjusted age of the payee, and the co-payee, if any. The adjusted age is determined from the actual age nearest birthday at the time the first monthly annuity payment is due, as follows:

                             Calendar         Adjustment          Calendar         Adjustment
                           Year of Birth    to Actual Age       Year of Birth    to Actual Age
                           ------------------------------       ------------------------------
                           1899 - 1905           +6             1946 - 1951           -1
                           1906 - 1911           +5             1952 - 1958           -2
                           1912 - 1918           +4             1959 - 1965           -3
                           1919 - 1925           +3             1966 - 1972           -4
                           1926 - 1932           +2             1973 - 1979           -5
                           1933 - 1938           +1             1980 - 1986           -6
                           1939 - 1945           +0                1987+              -7

                           The dollar amount of annuity payment for any age or combination of ages not shown following or for any other form of Annuity Option agreed to by us will be quoted on request.

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

                         AMOUNT OF FIRST MONTHLY PAYMENT

                              PER $1000 OF PROCEEDS

                             Option 1: Life Annuity

Option 1(A):  Non-Refund                      Option 1(B): 10-Year Certain
----------------------------------            ----------------------------------

Adjusted Age                                   Adjusted Age
  of Payee      Male        Female              of Payee      Male        Female
----------------------------------            ----------------------------------

     55         4.27         3.86                  55         4.22         3.84
     60         4.69         4.19                  60         4.61         4.15
     65         5.25         4.61                  65         5.10         4.55
     70         6.02         5.19                  70         5.71         5.07
     75         7.01         5.99                  75         6.42         5.73
     80         8.34         7.10                  80         7.20         6.52
     85        10.13         8.64                  85         7.97         7.37



                    Option 2: Joint and Survivor Life Annuity

Option 2(A): Non-Refund

                                 Age of Co-Payee
-----------    -----------------------------------------------------------------
Adjusted
Age of Male      10 Years     5 Years      Same         5 Years      10 Years
Payee            Younger      Younger      Age          Older        Older
-----------    -----------------------------------------------------------------

55               3.25         3.39         3.55         3.72         3.87
60               3.41         3.60         3.81         4.02         4.21
65               3.62         3.87         4.14         4.41         4.67
70               3.89         4.21         4.57         4.95         5.29
75               4.24         4.67         5.17         5.67         6.11
80               4.71         5.30         5.97         6.63         7.19
85               5.35         6.15         7.05         7.92         8.60



Option 2(B): 10 Year Certain

                                 Age of Co-Payee
-----------    -----------------------------------------------------------------
Adjusted
Age of Male      10 Years     5 Years      Same         5 Years      10 Years
Payee            Younger      Younger      Age          Older        Older
-----------    -----------------------------------------------------------------

55               3.25         3.39         3.55         3.72         3.87
60               3.41         3.60         3.80         4.01         4.21
65               3.62         3.86         4.13         4.41         4.66
70               3.89         4.21         4.56         4.92         5.24
--------------------------------------------------------------------------------

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75               4.24         4.66         5.13         5.58         5.95
80               4.69         5.25         5.85         6.39         6.78
85               5.28         6.00         6.71         7.27         7.67
--------------------------------------------------------------------------------

Monthly installments for ages not shown will be furnished on request



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

--------------------------------------------------------------------------------

THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA

--------------------------------------------------------------------------------


Manulife Financial and the block design are registered service marks of The Manufacturers Life Insurance Company and are used by it and its subsidiaries.